Exhibit 10.2

CONSULTING AGREEMENT
This Consulting Agreement (this "Agreement") is entered into this 3rd day of November, 2014, by and between Brian Woolf (the "Consultant") and Body Central Corp. (the "Company").
W I T N E S S E T H :
WHEREAS, the Company wishes to retain the services of the Consultant in order to provide professional consulting and transition services to the Company; and
WHEREAS, the Company wishes to contract with the Consultant for the provision of such services;
WHEREAS, the Consultant and the Company are parties to that certain Separation and Release Agreement, dated November 3, 2014 (the “Separation Agreement”), and the parties acknowledge that this Agreement is partial consideration for the Separation Agreement; and
WHEREAS, the Consultant and the Company wish to enter into this Agreement to set forth the terms and conditions of such relationship;
NOW, THEREFORE, in consideration of the premises above, and the mutual promises and covenants contained herein, the parties hereto agree as follows:
1.Term of Relationship. The Consultant will be retained to provide professional consulting services to the Company beginning the earlier of December 31, 2014 or the Early Termination Date (as defined in the Separation Agreement) and will continue to be retained to provide such services through June 30, 2015 (the "Term"). Upon the expiration of the Term, the consulting relationship hereunder will automatically terminate unless the parties hereto agree, in a writing specifically referencing this Agreement, to extend the Term for a specific period of time.
2.     Provision of Services. During the Term, the Consultant will provide his services to the Company as needed, and as reasonably requested by the Company. The Consultant shall be available to consult, as requested, with the Board of Directors, the senior executives of the Company, and the heads of its business segments and administrative staff, concerning matters related to the business of the Company, the fiscal policies of the Company, the relationship of the Company with its employees and, in general, the important issues of concern in the business of the Company. The Consultant acknowledges that he will be expected to make himself available to provide such requested services upon reasonable request. Except to the extent business needs require otherwise, the Consultant will be free to provide his services from any reasonable location selected by the Consultant, including his home. In providing services to the Company, the Consultant will report to the Chief Executive Officer of the Company. The Consultant shall not represent the Company, its Board of Directors, its officers or any other members of the Company in any transactions or communications nor shall the Consultant make claim to do so.

3.    Compensation for Services. In consideration for the Consultant's provision of services, the Company will pay the Consultant at the rate of $50,000 per month (pro rated in the case of partial months), payable in arrears on the last day of each calendar month during the Term, or, if earlier on the date of the expiration or earlier termination of the Term. In addition, the Company shall reimburse the Consultant for any reasonable travel, hotel and other expenses pre-approved by the Company that are incurred by him in connection with performing services hereunder promptly upon receipt of appropriate documentation. The Consultant acknowledges that the Company does not intend to make withholdings from such compensation and that the Consultant will have the exclusive responsibility for paying any taxes (including income taxes, social security contributions, and similar obligations) on such compensation. At the appropriate time, the Company will provide the Consultant with a Form 1099 for his tax purposes.
4.    Independent Contractor Status. The Consultant acknowledges that, during the Term, his relationship with the Company will be that of an independent contractor, and not that of an employee or an agent of the Company. While the Company acknowledges that the Consultant is an independent contractor and does not intend to make any withholdings, the Company reserves the right to withhold payroll taxes and other amounts to the extent required by applicable law.
5.    Other Benefits. Other than the compensation provided for in Section 3 above, the Company will not provide the Consultant with any benefits, nor will the Consultant be entitled to participate in any of the Company's benefit plans, except as otherwise provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or under the Separation Agreement. If for any reason any governmental agency, court, or other such entity determines that the Consultant is entitled to participate in any of the Company's benefit plans for the period during which the Consultant is providing consulting services to the Company other than as a result of COBRA or as provided in the Separation Agreement, then the Consultant hereby waives his right to receive any benefits under such plans. Further, if for any reason the Consultant's waiver contained in the immediately preceding sentence is determined to be invalid or unenforceable, and a determination is made that the Consultant is entitled to any benefits under such plans for the period during which the Consultant is providing services to the Company other than as a result of COBRA or as provided in the Separation Agreement, then the Consultant agrees to reimburse the Company for all liabilities (including, without limitation, benefit plan contributions and benefits, and attorneys' fees and court costs) relating to such benefits entitlement.
6.    Other Employment and Activities. The Consultant may pursue other professional relationships, whether as a consultant or otherwise, to the extent that such relationships do not interfere with the Consultant's obligations under this Agreement.
7.    Non-Disclosure of Confidential Information. The Consultant acknowledges that, during his relationship with the Company, the Consultant may be privy to all types of information that the Company considers proprietary and/or confidential ("Confidential Information"). Such Confidential Information includes, without limitation, operation plans and techniques, customer lists and contact information, customer preferences, product design, product and supply costs, financial information, trade secrets, and other intellectual property, in each case belonging to the Company (except that information that is readily and lawfully available in the public domain, through no improper conduct on the Consultant's or anyone else's part, will not be considered to be Confidential Information). The Consultant acknowledges that such Confidential Information is important to the Company, and the need for the Company to keep such information confidential. Consequently, to the extent the Consultant is or becomes privy to any such Confidential Information, the Consultant agrees to hold in the strictest of confidence, and not to use, reproduce, or otherwise disclose to any third party, such Confidential Information as long as such information remains proprietary and/or confidential, unless otherwise required to do so by law or appropriate legal process. If the Consultant is required by legal process to disclose any Confidential Information, the Consultant will provide the Company with prompt notice so that the Company may seek an appropriate protective order or waive the Consultant's compliance with the provisions of this letter. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Consultant is, in the opinion of his counsel, legally compelled to disclose Confidential Information, the Consultant may disclose that portion of the Confidential Information which his counsel advises him that he is required to disclose. Consultant will not oppose reasonable action by and will cooperate with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Consultant also acknowledges that (i) the U.S. securities laws may prohibit any person who has material non-public information about a company from trading in the securities of such company or from communicating such information to any other person in which it is reasonably foreseeable that such other person is likely to trade in such securities; and (ii) Consultant remains subject to the Company’s insider trading policy.
8.    Return of Company Property. Upon the expiration of the Term, or at any prior time upon request by the Company, the Consultant will promptly deliver to the Company, and not keep in his possession, recreate, or deliver to any other person or entity, any and all property (to the extent the Consultant has such property in his possession or under his control) that belongs to the Company, or that belongs to any other third-party and is in his possession or under his control as a result of his relationship with the Company, including, without limitation, computer hardware and software, electronic equipment, records, data, files, customer and supplier lists or information, notes, reports, correspondence, financial information, technical data, and other documents or Confidential Information (as defined in Section 7 above), including any and all copies of the foregoing.
9.    Successors and Assigns. This Agreement, and the rights and obligations of the Consultant and the Company under this Agreement, will inure to the benefit of, and will be binding upon, (a) the Consultant, and (b) the Company and its successors and assigns. This Agreement, and the rights and obligations under this Agreement, may not be assigned by the Consultant.
10.    Waiver. No waiver by any party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

11.    Entire Agreement and Amendment. This Agreement contains the entire agreement between the Consultant and the Company with respect to its subject matter, and supersedes all prior agreements and understandings, oral or written, between the Consultant and the Company with respect to the subject matter of this Agreement, other than the Separation Agreement. This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.
12.    Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will together constitute but one agreement.
13.    Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Florida without giving effect to its conflict of laws principles.
14.    Section 409A Compliance. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of Consultant’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the expiration of the Term and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction.  For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Consultant directly or indirectly designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Consultant’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first written above.

BODY CENTRAL CORP.
/s/ Fred Lamster
Name: Fred Lamster
Title: Chairman of the Board
/s/ Brian Woolf
Brian Woolf

5